								Filed under Rule 424(b)(2), Registration Statement No. 333-218881
						Preliminary Pricing Supplement No. 48 - Dated Monday, November 4, 2019 (To: Prospectus dated June 21, 2017)
CUSIP	Selling	Gross	Net	Principal	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor's	Product
Number	Price	Concession	Proceeds	Amount	Type	Rate	Frequency	Date	Date	Amount	Option	Ranking
37046ADV4	100%	1.250%	[]	[]	Fixed	3.000%	SEMI-ANNUAL	11/20/2024	05/20/2020	$15.42	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 11/20/2020 and Semi-Annually thereafter with 30 Calendar Days Notice.
GM Financial Term Notes will be subject to redemption at the option of General Motors Financial Company, Inc., in whole on the interest payment date occurring any time on or after 11/20/2020 at a redemption price equal to 100% of the principal amount of the GM Financial Term Notes, plus accrued interest thereon, if any, upon at least 30 Calendar Days prior notice to the noteholder and the trustee, as described in the Prospectus.

CUSIP	Selling	Gross	Net	Principal	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor's	Product
Number	Price	Concession	Proceeds	Amount	Type	Rate	Frequency	Date	Date	Amount	Option	Ranking
37046ADW2	100%	1.550%	[]	[]	Fixed	3.750%	SEMI-ANNUAL	11/20/2027	05/20/2020	$19.27	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 11/20/2020 and Semi-Annually thereafter with 30 Calendar Days Notice.
GM Financial Term Notes will be subject to redemption at the option of General Motors Financial Company, Inc., in whole on the interest payment date occurring any time on or after 11/20/2020 at a redemption price equal to 100% of the principal amount of the GM Financial Term Notes, plus accrued interest thereon, if any, upon at least 30 Calendar Days prior notice to the noteholder and the trustee, as described in the Prospectus.

	Offering Dates: Monday, November 4, 2019 through Tuesday, November 12, 2019	General Motors Financial Company, Inc.
	Trade Date: Tuesday, November 12, 2019 @ 12:00 PM ET	GM Financial Term Notes
	Settlement Date: Friday, November 15, 2019	Prospectus dated June 21, 2017
Minimum Denomination/Increments: $1,000/$1,000
General Motors Financial Company, Inc.	Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number: 0235 via RBC Dain Rauscher Inc.
Purchasing Agent: Incapital LLC
Agents: BofA Merrill Lynch, Morgan Stanley, RBC Capital Markets, Wells Fargo Advisors
Trustee: U.S. Bank National Association

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

Dealers purchasing Notes on an agency basis for client accounts shall purchase Notes at the public offering price. Notes sold by the Selected Dealers for their own account may be sold at the public offering price less a discount as specified above. Notes purchased by the Selected Dealers on behalf of level fee accounts may be sold to such accounts at the discount to the public offering price specified above, in which case, such Selected Dealers will not retain any portion of the sales price as compensation.